STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, New York 10038

June 1, 2015
Dreyfus Liquid Assets, Inc.
200 Park Avenue
New York, New York  10166

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Dreyfus Liquid Assets, Inc. (the "Fund"), in connection with the preparation of a Registration Statement on Form N-14 (the "Registration Statement"), registering Class Z shares of Common Stock of the Fund (the "Shares") to be issued pursuant to the terms of the offering as set forth in the prospectus/information statement (the "Prospectus/Information Statement") included as part of the Registration Statement.

We have examined copies of the Articles of Incorporation, as amended and supplemented to date, the current By-Laws of the Fund, the Registration Statement and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed.  In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the Shares to be issued in accordance with the terms of the offering as set forth in the Prospectus/Information Statement included as part of the Registration Statement, when so issued pursuant to the terms of said offering, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP